Certain information has been excluded from the Fourth Amendment on the following pages because (i) it is not material and (ii) would be competitively harmful if publicly disclosed.

Fourth Amendment

to the

Master Services Agreement

For

The Caldwell & Orkin Funds, Inc.

This amendment, effective as of the date set forth below (the “Fourth Amendment”) hereby revises the amendment, effective May 1, 2019 (the “Amendment”), to the Master Services Agreement, dated October 24, 2016 (the “Master Services Agreement”) between the Caldwell & Orkin Funds, Inc. (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”), as set forth below:

The portion of Section 3.c. of the Amendment setting forth the Annual Fee in regard to the Liquidity Risk Management Program, is hereby deleted and replaced in its entirety as follows:

1.	Liquidity Risk Management Program is amended and replaced with the following:

Annual Fee

Base fee per investment adviser

Year One (2020 calendar year):	$ per year

Year Two and beyond:	$ per year

The Fourth Amendment also hereby revises the Master Services Agreement between the Parties as set forth below:

1.	The Fund Accounting Fee Letter is amended to include the following at the end of Section 1.1:

For the period beginning May 1, 2020 through December 31, 2020, the annual base fee will be $_____________________ per month.

2.	The last sentence of Section 1.1 of the Fund Administration Fee Letter is revised to read as follows:

The fee will be subject to an annual minimum of $_____________with respect to each Portfolio; provided, however, that for the period beginning May 1, 2020 through December 31, 2020, the annual minimum will be $______________ per month.

3.	The last sentence of Section 1.1 of the Transfer Agent and Shareholder Services Fee Letter is revised to read as follows:

The fee will be subject to an annual minimum of $_________with respect to each class of shares offered by a Portfolio; provided, however, that for the period beginning May 1, 2020 through December 31, 2020, the annual minimum will be $_____________ per month.

Except as set forth in this Fourth Amendment, the Master Services Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Fourth Amendment and the Master Services Agreement, the terms of this Fourth Amendment will prevail.

The parties duly executed this Fourth Amendment as of May 1, 2020.

	The Caldwell & Orkin Funds, Inc On behalf of all Portfolios listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Derek Pilecki	By:	/s/ David K. James
Name:	Derek Pilecki	Name:	David K. James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer